Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO

March 25, 2009	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS POSITIVE 2008 OPERATING RESULTS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that for the twelve months ended December 31, 2008, it reported a net income of $68,000 and net cash flow, as defined in the Partnership Agreement, of $1.6 million. The results mark a significant improvement over the $4.0 million loss and negative $2.5 million cash flow reported for the year ended December 31, 2007. The improvements result mainly from increased revenues, slightly higher nut prices, lower general and administrative costs and a third quarter crop insurance recovery related to the 2007-2008 harvest.

Total 2008 revenues were $17.5 million, representing an increase of +55% over the $11.3 million reported in 2007 with nut sales up 78% and contract farming revenues up by +9%.  The Partnership was paid at an average contract price of $0.631 per pound (wet-in-shell at 20% moisture) for macadamia nut production in 2008 on sales of 18.1 million pounds, compared to an average price of $0.625 received in 2007 on 11.1 million pounds.  The company was not able to sell all of its production in 2007 and carried over inventory for sale into 2008.

In general, macadamia nut demand and prices hit peak levels in late 2004, softened considerably over the next 36 months and have begun to strengthen in the past year. Kernel prices have declined from about $6.50 per pound in 2004 to $3.50 in 2007 and then rebounded to $4.00 per pound in 2008. A premium is being offered for whole kernel while halves and pieces have been more difficult to market.

Macadamia nut production from the company’s owned and leased orchards was 18.1 million pounds (wet-in-shell at 20% moisture) in 2008, 2.7 million pounds higher than 2007. The increase results from a strong crop in the southern region of Hawaii.

For the fourth quarter of 2008, the Partnership incurred a net loss of $156,000 on revenues of $6.5 million compared to net loss of $3.5 million on revenues of $4.0 million for the fourth quarter of 2007.  Revenue and net earnings were improved for the fourth quarter of 2008 compared to the same period in 2007, mainly due to the inability of the Partnership to sell its crop or have it processed in 2007.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,190 acres of orchards on the island of Hawaii.

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ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Full Year
	ended December 31,		Ended December 31,
	2008	2007	2008	2007

Macadamia nut sales	$5,199	$2,649	$13,414	$7,551
Contract farming revenue	1,329	1,315	4,122	3,779
Total revenues	6,528	3,964	17,536	11,330
Cost of goods and services
Costs of macadamia nut sales	4,788	5,511	12,326	9,231
Costs of contract farming services	1,214	1,172	3,805	3,429
Total cost of goods sold	6,002	6,683	16,131	12,660
Gross income	526	(2,719)	1,405	(1,330)
General and administrative expenses
Other	624	817	1,909	2,561
Total general and administrative expenses	624	817	1,909	2,561
Operating income (loss)	(98)	(3,536)	(504)	(3,891)
Other income (loss)	(1)	1	896	13
Interest expense	(39)	(74)	(289)	(179)
Interest income	—	—	14	49
Income before tax	(138)	(3,609)	117	(4,008)
Income tax expense	(18)	90	(49)	43
Net income (loss)	$(156)	$(3,519)	$68	$(3,965)

Net cash flow
(as defined in the Partnership Agreement)	$310	$(2,510)	$1,618	$(2,437)

Net income (loss) per Class A Unit	$0.02	$(0.47)	$0.01	$(0.53)

Net cash flow per Class A Unit	$0.04	$(0.34)	$0.22	$(0.32)

Cash distributions per Class A Unit	$0.00	$0.03	$0.00	$0.18

Class A Units outstanding	7,500	7,500	7,500	7,500